Exhibit 1.1

ARTICLES OF INCORPORATION

PREMISE

The Company will pursue the happiness of its members as the ultimate purpose of business management, and the members will contribute to the sustainability of long-term benefits for the shareholders and the happiness of the shareholders. For this purpose, the Company will establish its management philosophy as follows and carry out its management activities based thereon.

To pursue the sustainable happiness of the members, the Company must maintain stability and growth and continuously survive and develop. To achieve this, the members will simultaneously pursue the happiness of the members and of the shareholders. All value that the company creates for the happiness of its shareholders is social value. The company will elevate its economic value and develop a relationship of trust with its shareholders.

Earn customers’ trust by offering and satisfying them with a variety of values and ultimately develop together with the customers.

Build a fair and competitive business ecosystem with business partners, and achieve mutual development through cooperation based on this ecosystem.

Raise the company value by continuously creating shareholder value.

Grow together with our society while making various contributions such as environmental protection, job creation, improvement in the quality of life, and the support of local communities.

The members will make consistent efforts to keep the happiness of the shareholders in harmonious balance and at the same time consider the present and future happiness in order to ensure the longevity of the shareholders (amended on March 26, 2020).

CHAPTER 1. GENERAL PROVISIONS

Article 1. Corporate Name

The name of the Company shall be “SK Telecom Chusik Hoesa” (hereafter “Company”), which shall be written in English as “SK Telecom Co., Ltd.” (amended on March 21, 1997).

Article 1-2. Corporate Governance Charter

The Company shall constitute a Corporate Governance Charter encompassing its purpose and plans to develop its continued efforts to establish transparent and sound corporate governance (established on March 25, 2021).

Article 2. Objectives

(1)

The objectives of the Company are as follows: rational management of the telecommunications business, development of the telecommunications technology and contribution to public welfare and convenience (amended on March 20, 1992).

(2)	In order to achieve the above objectives, the Company carries on the following businesses:

1.	Information and communication business (amended on March 17, 2000);

2.	Sale and lease of handsets business;

3.	New media business;

4.	Advertising business;

5.	Mail order sales business;

6.	Real estate business (development, management, leasing, etc.) and chattel leasing business (amended on March 12, 2010);

7.	Research and technology development relating to Items 1 through 4;

8.	Overseas and import/export business relating to Items 1 through 4;

9.	Manufacturing and distribution business relating to Items 1 through 4;

10.	Travel business (established on March 10, 2006);

11.	Electronic financial business (amended on March 14, 2008);

12.	Film industry (production, import, distribution and showing) (established on March 14, 2008);

13.	Lifetime education and lifetime educational facilities management (established on March 12, 2010);

14.	Electric engineering business (established on March 12, 2010);

15.	Information and communication related engineering business (established on March 12, 2010);

16.	Ubiquitous city construction and related services business (established on March 12, 2010);

17.	Related businesses through investment in, management and operation of, domestic and foreign subsidiaries and invested companies (established on August 31, 2011);

18.	Construction business including machine equipment work, etc. (established on March 22, 2013);

19.	Import/export business, import/export brokerage and/or agency business (established on March 20, 2015);

20.	Electric utility business including smart grid business, etc. (established on March 18, 2016);

21.	Data production, trading and utilization business, including MyData business (established on March 25, 2022);

22.	Manufacture, import, maintenance, sale and lease of medial equipment and veterinary medical equipment business (established on March 25, 2022); and

23.	Any other incidental businesses relating to the foregoing activities (amended on March 18, 2016, and on March 25, 2022).

(3)	To accomplish the above businesses effectively, parts of the businesses could be delegated in accordance with resolutions of the Board of Directors (established on August 14, 1989).

Article 3. Head Office and Other Offices

The Company shall have its head office in Seoul and may establish sub-organizations in the place as required by a resolution of the Board of Directors.

Article 4. Method of Public Notice

Public notices by the Company shall be given on the Company’s Internet homepage (http://www.sktelecom.com). However, if public notices cannot be given on such homepage due to network failure or other inevitable reasons, they shall be given by publication in “Hankuk Kyungje Shinmoon”, a daily newspaper published in Seoul (amended on March 21, 2014).

CHAPTER 2. SHARES

Article 5. Total Number of Shares to be Issued

The total number of shares to be issued by the Company shall be six hundred seventy million (670,000,000) shares (amended on March 17, 2000, and on October 12, 2021).

Article 6. Par Value of a Share

The par value of a share issued by the Company shall be one hundred (100) Won per share (amended on March 17, 2000, and on October 12, 2021).

Article 7. Classes Shares

The classes of shares to be issued by the Company shall be common shares and preferred shares (amended on March 26, 2019).

Article 8. Number and Characteristics of Preferred Shares

(1)	The preferred shares to be issued by the Company shall be of non-voting right, and the number thereof shall be Five Million Five Hundred Thousand (5,500,000) shares (amended on March 21, 1997).

(2)

The dividend on the preferred shares shall be an amount not less than 9% and not more than 25% of par value, as determined by the Board of Directors at the time of issuance of the relevant shares (amended on March 21, 1997).

(3)

In case the dividend ratio of the common shares exceeds that of the preferred shares, the Shareholder of the preferred shares shall be allotted at the dividend ratio of the common shares (established on March 21, 1997).

(4)

If any dividends on preferred shares cannot be paid from the profits of the fiscal year concerned, then the holders of such preferred shares shall have the right of preference to receive accumulated dividends unpaid for such year at the time of distribution of dividends on preferred shares for the succeeding fiscal year (amended on March 21, 1997).

(5)

If a resolution not to pay dividends on preferred shares is adopted, then the preferred shares shall be deemed to have voting rights from the time of the General Meeting of Shareholders following the General Meeting at which such resolution not to pay dividends on preferred shares is adopted to the time of the end of the General Meeting of Shareholders at which a resolution to pay dividends on such preferred shares is adopted (established on August 14, 1989).

(6)

In case the Company issues new shares by paid-in capital increase or non-paid-in capital increase, then the new shares issued with respect to the preferred shares shall be common shares in the case of paid-in capital increase and shall be the shares of same type in the case of non-paid-in capital increase (established on March 21, 1997).

(7)

The existing period of the preferred shares shall be for ten (10) years from the date of issuance, and the preferred shares shall be converted into common shares upon the expiry thereof; provided, that if the holders of the preferred shares do not receive the dividends entitled to them before the expiry date, then the existing period shall be extended until such holders (established on March 21, 1997).

Article 9. No Issuance of Shares Certificates (deleted on March 26, 2019)

Article 9-2. Electronic Registration of Rights Indicated in Shares and Subscription Rights Certificates

Instead of issuing the share certificates and subscription right certificates, the Company electronically registers in the electronic register of the electronic registry the rights that shall be indicated in the shares and subscription right certificates (established on March 26, 2019).

Article 10. Preemptive Right

(1)

The Company’s Shareholders shall have the preemptive right to subscribe to new shares in proportion to their respective shareholdings. However, in the case of abandonment or loss of the preemptive right of the Shareholders to subscribe for new shares, or if fractional shares remain at the time of allocation of new shares, such shares shall be disposed of by a resolution of the Board of Directors (amended on August 14, 1989).

(2)

Notwithstanding Paragraph (1) above, if the Company issues new shares by public offering or depositary receipts in accordance with the Overseas Securities Issuance Regulation, or issues new shares to increase the Company’s capital through public offerings, the decision on preemptive right and other conditions on issuance of new shares are determined by a resolution of the Board of Directors (amended on March 20, 1989).

Article 10-2. Equal Dividend

The Company shall distribute dividends equally with respect to all shares of the same class that have been issued (including those converted into such shares) as of the record date, regardless of their issuance dates (established on March 15, 1996, amended on March 26, 2024).

Article 10-3. Stock Option

(1)

The Company may grant the Stock Options up to the limit as permitted by relevant laws and regulations to its officers and employees or officers and employees of an affiliated company as defined in relevant laws and regulations (in this Article referred to as ‘Officers and Employees’) by a special resolution of the General Meeting of Shareholders. Provided that, the Company may grant Officers and Employees the stock option by a resolution of the Board of Directors up to the limit as permitted by relevant laws and regulations (amended on March 8, 2002).

(2)

Officers and Employers who may be granted Stock Options shall be such person who has contributed to profit maximization or technical innovation of the Company or is capable of such contribution; provided, that a person who is prohibited from being granted Stock Options by relevant laws and regulations shall be excluded from the foregoing (amended on March 8, 2002).

1.	(deleted on March 8, 2002)

2.	(deleted on March 8, 2002)

3.	(deleted on March 8, 2002)

(3)	The shares to be delivered upon exercise of Stock Option shall be common shares in registered form (amended on March 17, 2000).

(4)

The number of officers and employees to be granted with Stock Option shall not exceed 50% of the total number of officers and employees. The Stock Option that can be granted to each person shall not exceed 1/100 of total issued and outstanding shares (amended on March 24, 2017).

(5)	(deleted on March 17, 2000).

(6)

The Stock Option may be exercised by the date set at the General Meeting of Shareholders or by the Board of Directors within a period of seven (7) years commencing from the date when the relevant officer or employee is entitled to exercise such Stock Option (amended on March 16, 2001).

(7)	The Stock Option may be canceled by the resolution of Board of Directors if any of the following occurs (amended on March 17, 2000):

1.	When the relevant officer or employee voluntarily retires or resign from the Company within three (3) years from the date of grant of Stock Option (amended on March 17, 2000);

2.	When the relevant officer or employee causes loss to the Company due to his/her gross negligence or willful misconduct (amended on March 17, 2000); or

3.	When there occur any other conditions for cancellation of Stock Option specified in the Stock Option agreement (amended on March 17, 2000).

Article 10-4. Redemption of Shares

(1)	Shares may be redeemed with profits to be distributed to Shareholders by a resolution at the Board of Directors in accordance with relevant laws and regulations (established on March 16, 2001).

(2)

Details of cancellation of shares with profits including the type and numbers of shares to be cancelled, total acquisition amount, period and method of acquisition, etc. shall be determined by the resolution of the Board of Directors in accordance with relevant laws and regulations (established on March 16, 2001).

Article 11. Issuance at Current Market Price

(1)

All or a part of new shares to be issued by the Company may be issued at the then-current market price, in which case the price of new shares shall be determined by a resolution of the Board of Directors (established on August 14, 1989).

(2)

In case of Paragraph (1), notwithstanding the provisions of Article 10, the Board of Directors may offer publicly or cause a person who has subscribed for new shares to underwrite new shares to be issued at the then-current market price in accordance with the relevant provisions of the Capital Market and Financial Investment Business Act (amended on March 23, 2012).

Article 12. Transfer Agent

(1)	The company shall designate a transfer agent (amended on August 14, 1989).

(2)

The transfer agent, the location where its services are to be rendered and the scope of its duties shall be determined by the Board of Directors of the Company and shall be publicly announced (amended on August 14, 1989).

(3)

The Company shall keep the Register of Shareholders, or a duplicate thereof, at the location where the transfer agent performs its duties. The transfer agent shall handle the activities of electronic registration, the management of the shareholder list, and other matters related to the stock (amended on March 26, 2019).

(4)	The procedures for the activities referred to in Paragraph (3) above will comply with the relevant regulations on the Transfer Agent (amended on March 23, 2012).

Article 13. Report of Name, Address and Seal or Signature of Shareholders, etc. (deleted on March 26, 2019)

Article 14. Record Date

(1)	(deleted on March 26, 2020)

(2)

The Company shall cause the Shareholders whose names appear in the Register of Shareholders on the last day of each fiscal year to exercise the rights as Shareholders at the Ordinary General Meeting of Shareholders (amended on March 16, 2001).

(3)

If necessary for convening of an Extraordinary General Meeting of Shareholders or any other cause, the Company may set a record date upon at least two week prior public notice (amended on March 26, 2020).

CHAPTER 3. BONDS

Article 15. Issuance of Convertible Bonds

(1)

The Company may issue convertible bonds to persons other than the Shareholders of the Company to the extent that the aggregate par value of the bonds shall not exceed Four Hundred Billion (400,000,000,000) Won (amended on March 15, 1996).

(2)	The convertible bonds referred to in Paragraph (1) may be issued with conversion rights to a part of the bonds by a resolution of the Board of Directors.

(3)

Upon conversion, from the aggregate par value of convertible bonds, common shares may be issued up to Three Hundred Billion (300,000,000,000) Won and preferred shares may be issued up to One Hundred Billion (100,000,000,000) Won, and the conversion price, which shall not be less than the par value of each share, shall be determined by a resolution of the Board of Directors at the time of issuance of the convertible bonds (amended on March 15, 1996).

(4)

The period during which conversion rights may be exercised shall commence on one (1) month after the issuance date of the relevant convertible bonds and end on the date immediately preceding the redemption date thereof. However, the Board of Directors may adjust the conversion right period within the above period by a resolution.

(5)

With respect to the shares issued upon conversion of the convertible bonds described in Paragraph (1), the Company shall pay interest only on the amount that has become due and payable before the conversion (amended on March 15, 1996, and on March 26, 2024).

Article 16. Issuance of Bonds with Warrants

(1)

The Company may issue bonds with warrants to persons other than the Shareholders of the Company to the extent that the aggregate par value of the bonds shall not exceed Four Hundred Billion (400,000,000,000) Won (amended on March 15, 1996).

(2)

The aggregate value of new shares which may be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors, provided that the amount of such new shares shall not exceed the aggregate par value of the bonds with warrants.

(3)

Upon exercising preemptive rights, from the aggregate par amount of bonds with warrants, common shares may be issued up to Three Hundred Billion (300,000,000,000) Won and preferred shares may be issued up to One Hundred Billion (100,000,000,000) Won, and the issue price, which shall not be less than the par value of each share, shall be determined by a resolution of the Board of Directors at the time of issuance of the bonds with warrants (amended on March 15, 1996).

(4)

The period during which preemptive rights may be exercised shall commence on one (1) month after the issuance date of the relevant bonds with warrants and end on the date immediately preceding the redemption date thereof. However, the Board of Directors may adjust the exercise period within the above period by a resolution.

(5)	(deleted on March 26, 2024).

Article 17. Applicable Provisions regarding Issuance of Bonds

The provisions of Articles 12 shall apply mutatis mutandis to the issuance of bonds (amended on March 26, 2019).

Article 17-2. Issuance of Bonds

(1)	The Company may issue bonds in accordance with a resolution of the Board of Directors (established on March 23, 2012).

(2)

Subject to the determination by the Board of Directors of the amount and classes of bonds, the Board of Directors may authorize the Representative Director to issue bonds within a period not exceeding one (1) year from the date of such determination (established on March 23, 2012).

Article 17-3. Electronic Registration of Rights Indicated in Bonds and Subscription Warrants

Instead of issuing the bond certificates and subscription warrants, the Company electronically registers in the electronic register of the electronic registry the rights that shall be indicated in the bonds and subscription warrants; provided that the Company is not required to electronically register the rights to be indicated on bonds if electronic register of such rights are not mandatory under relevant laws and regulations (established on March 26, 2019, amended on March 25, 2021).

CHAPTER 4. GENERAL MEETING OF SHAREHOLDERS

Article 18. Types of General Meeting

(1)	General Meetings of the Shareholders of the Company shall be of two types: Ordinary and Extraordinary.

(2)

The Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and Extraordinary General Meetings of Shareholders shall be convened at any time if necessary (amended on July 7, 1994).

Article 19. Convening of General Meeting

(1)

Except as otherwise provided by the relevant laws and regulations, General Meetings of Shareholders shall be convened by the Representative Director in accordance with a resolution of the Board of Directors (amended on August 14, 1989).

(2)	In the absence of the Representative Director, the provision of Article 35, Paragraph (2) shall apply mutatis mutandis (amended on August 14, 1989).

Article 20. Notice and Public Notice of Convening of General Meeting

(1)

In convening a General Meeting of Shareholders, a written or digital notice thereof setting forth the time, date, place and agenda of the Meeting, shall be sent to each Shareholder at least two (2) weeks prior to the date of the Meeting (amended on March 8, 2002).

(2)

The written or digital notice of convening General Meeting of Shareholders to Shareholders holding not more than one (1) percent of the total number of shares with voting rights issued and outstanding shall be replaced by public notices given respectively at least twice in “Hankuk Kyungje Shinmoon” and “Maeil Kyungje Shinmoon” published in Seoul, two (2) weeks prior to the Meeting, or by public notices via electronic means as prescribed by the relevant laws and regulations. Public notice of a Meeting shall include the statement that a General Meeting will be held and the agenda of the Meeting (amended on March 22, 2013).

Article 21. Place of General Meeting

(1)	General Meetings of Shareholders shall be held at the place where the head office of the Company is located but may be held at a near-by place if necessary (amended on August 14, 1989).

(2)

The Company shall convene a General Meeting of Shareholders in which certain shareholders are permitted to participate in the adoption of resolutions by electronic means from a remote location, without being physically present at the place of the General Meeting (amended on March 26, 2026).

Article 22. Chairman of General Meeting

The Chairman of the General Meeting of Shareholders shall be the Representative Director. In the absence of the Representative Director, the other Directors shall preside at the Meeting in the order previously determined by the Board of Directors (amended on July 7, 1994).

Article 23. Chairman of General Meeting

(1)

The chairman of a General Meeting of Shareholders may order any person who intentionally speaks or behaves obstructively or who disturb the proceedings of the Meeting to stop or retract a speech or to leave the place of Meeting, and such person shall comply with his/her order (established on August 14, 1989).

(2)	The Chairman of a General Meeting of Shareholders may restrict time and number of speeches by a Shareholder as deemed necessary for the purpose of smooth proceeding (established on March 27, 1998).

Article 24. voting Rights of Shareholders

Every Shareholder shall have one (1) vote per share registered by his own name.

Article 25. Limitation to Voting Rights of Cross-Held Shares

If the Company, its parent company and its subsidiary, or its subsidiary holds shares exceeding ten (10) percent of the total number of shares issued and outstanding of another company, the shares of the Company held by such other company shall not have voting rights (amended on August 14, 1989).

Article 26. Disunitary Exercise of Voting Rights

(1)

If a Shareholder who holds two (2) or more shares with voting rights wishes to exercise them in disunity, such Shareholder shall notify the Company in writing of his intention and reason for disunitary voting at least three (3) days prior to the Meeting (amended on August 14, 1989).

(2)

The Company may reject an exercise of vote in disunity by a Shareholder except in the event that he/she has accepted a trust of shares or he/she holds the shares on behalf of another person (amended on August 14, 1989).

Article 27. Exercise of Voting Rights by Proxy

(1)	Shareholders may exercise their voting rights by proxy.

(2)

The proxy shall be a Shareholder of the Company and must present written or electronic documents evidencing his power of representation prior to the opening of the General Meeting of Shareholders; provided, however, the proxy for a corporate Shareholder must be an employee of such corporation authorized by the corporation’s representative (amended on July 7, 1994, and on March 26, 2026).

Article 28. Matters for Resolution (deleted on July 7, 1994)

Article 29. Method of Resolution of General Meeting of Shareholders

All resolutions of General Meetings of Shareholders, except as otherwise provided by the relevant laws and regulations, shall be adopted by affirmative votes of the majority of the voting rights of Shareholders present thereat and at least one-fourth (1/4) of the total number of shares issued and outstanding (amended on March 15, 1996).

Article 30. Minutes of General Meeting of Shareholders

The substance of the course and proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in minutes on which the names and seals of the chairman and the Directors present at the Meeting shall be affixed or which shall be signed by such persons, and shall be kept at the head office and branches of the Company (amended on March 15, 1996).

CHAPTER 5. DIRECTORS (amended on March 17, 2000)

Article 31. Number of Directors

(1)

The Company shall have a minimum of three (3) but not more than twelve (12) Directors, and more than a half of Directors shall be Independent Directors (amended on March 11, 2005, and on March 26, 2026).

(2)	(deleted on March 17, 2000).

Article 32. Appointment of Directors

(1)	The Directors shall be elected at a General Meeting of Shareholders (amended on March 17, 2000).

(2)	(deleted on March 26, 2026).

(3)	For appointment of Directors, the cumulative voting system pursuant to Article 382-2 of the Commercial Act shall not be applied (established on March 20, 1999).

(4)	(deleted on July 7, 1994).

(5)

The Directors shall consist of standing Director(s), non-standing Director(s) and Independent Director(s) who do(es) not participate in general operation of the Company (established on March 27, 1998, amended on March 26, 2026).

(6)	(deleted on March 17, 2000).

Article 32-2. Committee for Recommendation of Independent Director

(1)

The Company shall have the committee for recommendation of Independent Director (hereinafter, the “Recommendation Committee for Independent Directors”) at the Board of Directors (established on March 17, 2000, amended on March 26, 2026).

(2)

An Independent Director shall be appointed from among those candidates who were recommended by the Recommendation Committee for Independent Directors (established on March 17, 2000, amended on March 26, 2026).

(3)

The Recommendation Committee for Independent Directors shall consist of two (2) or more Directors and a half or more of such Directors shall be composed of Independent Directors already appointed (amended on March 26, 2026).

(4)

All matters necessary for the constitution and operation of the Recommendation Committee for Independent Directors shall be decided separately by the Board of Directors (established on March 17, 2000, amended on March 26, 2026).

Article 32-3. Qualification of Director

(1)

A person who falls under any of the following items shall not be a Director of the Company, and a Director who falls under any of the following items after his/her appointment shall be dismissed (amended on March 17, 2000):

1.

Person who controls a company having competitive relationship with the Company, as specified in the Monopoly Regulation and Fair Trade Law (hereinafter, the “FTL”) or any person relating to such a person (amended on March 17, 2000);

2.

Person who is, or has been within last two (2) years, an officer or an employee of a company having competitive relationship with the Company, or a company which belongs to the same enterprise group as such competitor under the FTL (amended on March 17, 2000); or

3.

Person who is, or has been within last two (2) years, an officer or an employee of a corporation which is the largest Shareholder or the 2nd largest Shareholder of a company having competitive relationship with the Company, or a company which belongs to the same enterprise group as such corporation under the FTL (amended on March 17, 2000).

(2)

The Independent Director of the Company shall be such person who has expert knowledge in management, economy, accounting, law or relevant technology, or substantial experience in such areas, and who may contribute to the development of the Company and protection of interests of the Shareholders. A person who falls under any of causes for disqualification as specified in the Commercial Act or other relevant laws and regulations, shall not become an Independent Director of the Company (amended on March 23, 2012, and on March 26, 2026).

(3)

If an Independent Director who falls under any of causes for disqualification in any of items specified in Paragraph (1) above or in the Paragraph (2) above, he/she shall be dismissed from his/her office when there occurs any of such causes. In such case, any vacancy in the office of the outside Director shall be filled at the Ordinary General Meeting of Shareholders following the occurrence of such causes for disqualification (amended on March 17, 2000, and on March 26, 2026).

Article 33. Term of office of Directors

(1)

The term of office of the Directors (including Representative Director) shall be until the close of the 3rd Ordinary General Meeting of Shareholders convened after he/she office (amended on March 16, 2001, and on March 25, 2021).

(2)	The total term of Independent Directors shall not exceed 6 years, and, when including the service at affiliates, 9 years (established on March 25, 2021, amended on March 26, 2026).

Article 34. Appointment of Directors in case of Vacancy

(1)	If a Director falls under one of the following items, his/her position is deemed to be vacant (amended on March 17, 2000, and on March 25, 2021):

1.	When dead;

2.	When adjudicated insolvent;

3.	When adjudicate on the commencement of adult guardianship or limited guardianship; or

4.	When sentenced to a punishment heavier than imprisonment without prison labor.

(2)

Any vacancy in the office of Director shall be filled by a resolution of an Extraordinary General Meeting of Shareholders. However, if the number of Directors required by these Articles of Incorporation or applicable laws are met and there is no difficulty in the administration of business, a appointment may be withheld temporarily or postponed until the next following Ordinary General Meeting of Shareholders (amended on March 17, 2000).

(3)	The terms of office of a Director appointed to fill a vacancy or increase the number of Directors shall commence on the date of taking office (amended on March 17, 2000).

Article 35. Duties of Directors

(1)

The Company shall appoint more than one (1) representative Directors among Directors by a resolution of the Board of Directors. The Representative Director shall represent the Company and manage all affairs of the Company (amended on July 7, 1994).

(2)

The Directors shall assist the Representative Director and shall carry out their respective responsibilities as determined by the Board of Directors. In the absence of the Representative Director, they shall perform his duty in the order determined by the provisions of the Board of Directors (amended on July 7, 1994).

Article 35-2. Reporting Duty of Directors

A Director shall immediately report to the Audit Committee when such a Director finds matters which could materially cause damage to the Company (amended on March 17, 2000).

Article 35-3. Duties of Directors to be faithful

The Directors shall faithfully perform their respective duties for the benefits of the Company and its shareholders in accordance with applicable laws and the provisions of these Articles of Incorporation (amended on March 17, 2000, and on March 26, 2026).

Article 36. Duties of Auditors (deleted on March 17, 2000)

Article 37. Auditors’ Records (deleted on March 17, 2000)

Article 38. Disqualification of Directors and Auditors (deleted on July 7, 1994)

Article 39. Assurance of Employee’s Employment

The Company shall assure its employees’ employment with the Company except for discharge or removal pursuant to the Company’s Rules of Employment (amended on July 7, 1994).

Article 40. Restriction on the Representation Right of the Representative Director (deleted on July 7, 1994)

Article 41. Agent

Representative Director may appoint agents among employees of the Company to be delegated rights with respect to the Company’s business, including any litigation involving the Company except otherwise prohibited by any laws or regulation, or the Articles of Incorporation (amended on July 7, 1994).

Article 42. Consultant

Representative Director may have consultants or advisory institutions to refer important matters on business administration (amended on July 7, 1994).

CHAPTER 6. BOARD OF DIRECTORS

Article 43. Constitution of the Board of Directors

The Board of Directors of the Company shall consist of Directors. The Board of Directors shall resolve all important matters relating to the execution of business (amended on July 7, 1994).

Article 44. Convening of the Board of Directors’ Meeting

(1)	Meetings of the Board of Directors shall be convened by the Representative Director as he deems necessary or upon the request of more than three (3) Directors (amended on July 7, 1994).

(2)

A Director who does not have the right to convene the Meeting of Board of Directors may demand to convene the Meeting of Board of Directors to a Director with a right to convene the Meeting. If a Director with such a right rejects to the demand without reasonable cause, other Director may convene the Meeting of Board of Directors (established on March 8, 2002).

(3)

In convening a Meeting of the Board of Directors, a notice thereof setting forth agenda of the Meeting shall be given to each Director at least seven (7) days prior to the date of the Meeting; provided that in the cases of urgent matters, notice can be given until the day prior to the date of the Meeting (amended on March 8, 2002, and on March 26, 2024).

(4)	The procedure of Paragraph (3) may be dispensed with upon the consent of all Directors (amended on March 8, 2002).

Article 45. Resolutions of the Board of Directors

(1)	Resolutions of the Board of Directors shall be adopted by the presence of a majority of the Directors in office and by the affirmative vote of a majority of the Directors present.

(2)	No Director who has an interest in a matter for resolution may exercise his or her vote upon such matter.

Article 45-2. Matters Subject to Prior Approval of Majority of the Independent Directors

Notwithstanding the provisions to the contrary in the Articles of Incorporation, the Company shall obtain approval from the majority of the Independent Directors in order to effect the following acts (established on March 27, 1998, amended on March 26, 2026).

(1) Acquisition by the Company of, or causing its subsidiary to acquire, such stock or equity of a foreign company or corporation or other overseas assets, equivalent to 5% or more of its capital under the most recent balance sheet; or

(2) Contribution of capital to, providing loan or guarantee to, acquisition of assets of, or any similar transaction with, the affiliated companies of the Company (as defined in the FTL) equivalent to 10 billion Won or more through single or more transactions.

Article 45-3. Approval of the Board of Directors with regard to the Plan of Safety and Health, etc.

(1)

The Representative Director of the Company shall establish a safety and health plan of the Company in accordance with the relevant laws and regulation, including the Occupational Safety and Health Act (established on March 26, 2020).

(2)	The Company shall report to and obtain approval from the Board of Directors for the safety and health plan under paragraph (1) (established on March 26, 2020).

Article 46. Function (deleted on July 7, 1994)

Article 46-2. Internal Trading

The Board of Directors shall establish and amend the regulations for internal trading in order to insure the fairness of transactions with affiliated companies (as defined in the FTL) of the Company (established on March 27, 1998).

Article 47. Management

Matters necessary for management of the Board of Directors shall be determined by the provisions of the Board of Directors.

Article 47-2. Auditors’ Council (deleted on March 17, 2000)

Article 47-3. Audit Committee (established on March 17, 2000)

(1)	The Company shall have the Audit Committee in the Board of Directors.

(2)	The Audit Committee shall consist of three (3) or more directors and two-thirds (2/3) or more of the committee members shall be composed of Independent Directors (amended on March 26, 2026).

(3)

The committee members shall be appointed at a General Meeting of Shareholders and all matters necessary for the operation of the Audit Committee shall be decided separately at the Board of Directors (amended on March 23, 2012).

(4)

Two (2) of the Audit Committee members shall be appointed as a director who is also a member of the Audit Committee, separate from the other directors, by a resolution of the General Meeting of Shareholders (established on March 26, 2026).

Article 48. Minutes of the Meeting of the Board of Directors

(1)

All agenda of the Board of Directors, the substance of the proceedings of the Board and the result thereof, name(s) of Director(s) who raise(s) an objection to the Board resolution and the reason therefor, shall be recorded in the minutes on which the names and seals of the Chairman and all Directors present shall be affixed or which shall be signed by such persons, and shall be kept at its head office (amended on March 17, 2000).

(2)	The Company shall keep the records concerning the holding of electronic General Meeting of Shareholders at its head office (established on March 26, 2026).

Article 49. Remuneration and Severance Allowance of Directors

(1)	Remuneration for the Directors shall be determined by a resolution of the General Meeting of Shareholders (amended on March 17, 2000).

(2)

Severance allowances for Directors shall be handled in accordance with the Regulation on Remuneration for Officers as adopted by a resolution of the General Meeting of Shareholders (amended on March 17, 2000).

Article 49-2. Treatment for Independent Directors

The Company may compensate Independent Directors for the expense incurred during the performance of their duties (amended on March 17, 2000, and on March 26, 2026).

CHAPTER 7. ACCOUNTING

Article 50. Fiscal Year

The fiscal year of the Company shall commence on January 1 and end on December 31 of each year (amended on August 14, 1988).

Article 51. Safe (deleted on July 7, 1994)

Article 52. Preparation and Preservation of Financial Statements and Business Report

(1)

The Representative Director of the Company shall prepare the following documents, supplementary documents thereto and the business report for obtaining the audit of the Audit Committee six (6) weeks prior to the day set for the Ordinary General Meeting of Shareholders, for audit by the Audit Committee, and the Representative Director shall submit the following documents and the business report to the Ordinary General Meeting of Shareholders (amended on March 17, 2000).

1.	Balance sheet;

2.	Profit and loss statement; and

3.	Any other documents indicating the financial status and management results of the Company as defined in the Presidential Decree to implement the Commercial Act (amended on March 23, 2012).

(2)

A consolidated financial statement shall be included in the documents as specified in Paragraph (1) above if the Company falls within the scope of the company which is required to prepare the consolidated financial statement as defined in the Presidential Decree to implement the Commercial Act (established on March 23, 2012).

(3)

The Audit Committee shall submit the audit report on the documents described in Paragraph (1) above to the Representative Director within four (4) weeks from the day of receipt thereof (amended on March 23, 2012).

(4)

The Representative Director shall keep the documents described in Items of Paragraph (1) above, together with the business report, and the audit report at the head office of the Company for five (5) years and certified copies of all of such documents at the branches of the Company for three (3) years beginning from one (1) week prior to the day of the Ordinary General Meeting of Shareholders (amended on March 23, 2012).

(5)

The Representative Director shall give public notice of the balance sheet and the independent auditors’ opinion immediately after the documents described in Items of Paragraph (1) above have been approved by the General Meeting of Shareholders (amended on March 23, 2012).

Article 53. Disposition of Surplus

The Company shall dispose of the earned surplus which is unappropriated as of the end of each fiscal year according to the following method (amended on March 21, 1997).

(1)	Earned surplus Reserves (required to be more than one-tenth of cash dividends paid for the pertinent fiscal year);

(2)	Other Statutory reserves;

(3)	Dividends;

(4)	Discretionary reserves;

(5)	Bonus for officers;

(6)	Other appropriation of retained earnings; and

(7)	Earned surplus carried forward to next fiscal year.

Article 54. Dividends

(1)	Dividends may be paid in cash or shares (amended on July 7, 1994).

(2)

In the case of stock dividends, the classes and types of new shares to be allotted may be determined by resolution of the General Meetings of Shareholders if the Company has issued different classes and types of shares (established on March 15, 1996).

(3)

The Company may set the record date for the Shareholders or pledgees who are entitled to dividends under Paragraph (1) by a resolution of the Board of Directors, and once a record date has been set, it must be announced two (2) weeks prior to the record date (established on August 14, 1989, amended on March 26, 2024).

(4)

If there is no claim for the payment of dividends for five (5) years from the date when the allotment starts, the right to claim dividends in Paragraph (1) shall be deemed to be waived and the dividend shall be deemed to be the earning of the Company (amended on August 14, 1989).

Article 54-2. Interim Dividends (deleted on March 25, 2021)

Article 54-3. Quarterly Dividends

(1)

Dividends of profits may be paid by the Company in cash by a resolution of Board of Directors within forty-five (45) days from the end of the third month, sixth month, and ninth month, respectively, starting from the beginning of the fiscal year (established on March 25, 2021, amended on March 26, 2025).

(2)

The Company may set the record date for the Shareholders or registered pledgees who are entitled to dividends under Paragraph (1) by a resolution of the Board of Directors, and once a record date has been set, it must be announced two (2) weeks prior to the record date (established on March 25, 2021, amended on March 26, 2025).

(3)

All other matters relevant to the quarterly dividends to be paid under Paragraph (1), including the limitation on amount and the time of payment, shall comply with relevant laws and regulations, including Financial Investment Services and Capital Markets Act (established on March 25, 2021).

(4)	The provisions of Article 54 Paragraph (4) shall apply mutatis mutandis to this Article (established on March 25, 2021).

CHAPTER 8. SUPPLEMENTARY PROVISIONS

Article 55. Duty of Keeping Secret

(1)	The employees, or the former employees of the Company shall not disclose or embezzle secrets which are obtained on his duty (amended on March 27, 1998).

(2)

If any officer or any person who was the officer of the Company discloses or misappropriates the information concerning the management of the Company, he/she shall be liable for the loss incurred to the Company (established on March 27, 1998).

Addendum No. 5 (as of August 14, 1989)

Article 1. Date of Enforcement

These Articles of Incorporation shall take effect as of August 14, 1989.

Article 2. Provisions of the Company

The provisions needed for the undertaking and management of the Company’s business shall be determined and enforced by the Board of Directors.

Article 3. Matters Not Specified in These Articles of Incorporation

Matters not specified in these Articles of Incorporation shall comply with resolutions of the General Meeting of Shareholders, the Commercial Act and other laws or regulations.

Addendum No. 6 (as of March 15, 1991)

These Articles of Incorporation shall take effect as of March 15, 1991.

Addendum No. 7 (as of March 20, 1992)

These Articles of Incorporation shall take effect as of March 20, 1992.

Addendum No. 8 (as of July 7, 1994)

These Articles of Incorporation shall take effect as of July 7, 1994.

Addendum No. 9 (as of March 15, 1996)

Article 1. Date of Enforcement

These Articles of Incorporation shall take effect as of March 15, 1996. However, the amended Articles of 10-2, 13, 17, 29,30, 32, 33, 35-2, 36, 37, 48 and 54 shall take effect as of October 1, 1996.

Article 2. Interim Measures for Terms of Office of Auditors

The terms of office of auditors who are holding office of the Company when these Articles of Incorporation become effective, shall be determined by the previous Articles of Incorporation of the Company.

Addendum No. 10 (as of March 21, 1997)

Article 1. Date of Enforcement

These Articles of Incorporation shall take effect as of March 21, 1997.

Addendum No. 11 (as of March 27, 1998)

Article 1. Effective Date

These Articles of Incorporation shall become effective from March 27, 1998.

Article 2. Interim Measures for appointing outside Director

Notwithstanding the amended provision of Article 31 Paragraph (1), the Company may appoint at most three (3) outside Director(s).

Addendum No. 12 (as of March 20, 1999)

Article 1. Effective Date

These Articles of Incorporation shall become effective from March 20, 1999.

Article 2. Issuance of New Shares

The Company shall issue 160,210 common shares by June 17, 1999.

Article 3. Manner to Issue New Shares

At the time of issuance of new shares under Article 2 of the Addendum, the Company shall, notwithstanding the provision of Article 10, paragraph (1) of the text, allocate all of such new shares to the stockholders, except foreigners who are restricted from the acquisition of securities beyond a certain limit according to Article 6, Item 3 of the Telecommunication Business Act, in proportion to stocks which the stockholder owns. Provided, however that the issue price and manner of subscription shall be determined by resolution of the Board of Directors.

Article 4. Transient Provision

The provision of Article 32, paragraph (3) of the text shall be effective to the date immediately preceding the date set for the Ordinary General Meeting of Shareholders in 2003 (amended on March 17, 2000).

Addendum No. 13 (as of March 17, 2000)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 17, 2000. However, the amended Article 31 shall take effect from the date of convening the Ordinary General Meeting of Shareholders following the close of the 2000 business year.

Article 2. Allocation of New Shares to a Third Party

Notwithstanding the provisions of Article 10, Paragraph (1) of the text, the Company may allocate 579,492 new shares (on the basis of 5,000 Won as par value of a share) to Pohang Iron & Steel Co., Ltd., once or more within year 2000 by a resolution of the Board of Directors in the manner of the issuance of new shares to a third party.

Addendum No. 14 (as of March 16, 2001)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 16, 2001.

Article 2. Transient Provision

Article 33 shall also be applied to the Directors who have been elected prior to the effective date of these Articles of Incorporation.

Addendum No. 15 (as of March 12, 2004)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 12, 2004.

Addendum No. 16 (as of March 11, 2005)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 11, 2005.

Addendum No. 17 (as of March 10, 2006)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 10, 2006.

Addendum No. 18 (as of March 14, 2008)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 14, 2008.

Addendum No. 19 (as of March 12, 2010)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 12, 2010.

Addendum No. 20 (as of August 31, 2011)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of October 1, 2011.

Addendum No. 21 (as of March 23, 2012)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 23, 2012. However, the amended provisions of Article 17-2 and Article 52, Paragraph (1), Item 3 and Paragraph (2) shall take effect as of April 15, 2012.

Addendum No. 22 (as of March 22, 2013)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 22, 2013.

Addendum No. 23 (as of March 21, 2014)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 21, 2014.

Addendum No. 24 (as of March 20, 2015)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 20, 2015.

Addendum No. 25 (as of March 18, 2016)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 18, 2016.

Addendum No. 26 (as of March 24, 2017)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 24, 2017.

Addendum No. 27 (as of March 26, 2019)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 26, 2019. However, the amended provisions of Articles 7, 9, 9-2, 12, 13, 17, 17-3 (except those translated to Korean) shall take effect as of the effective date of the Act on Electronic Registration of Stocks, Bonds, Etc.

Addendum No. 28 (as of March 26, 2020)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 26, 2020. However, Article 45-3 shall take effect as of January 1, 2021.

Addendum No. 29 (as of March 25, 2021)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 25, 2021.

Addendum No. 30 (as of October 12, 2021)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of October 28, 2021.

Addendum No. 31 (as of October 12, 2021)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of November 2, 2021.

Addendum No. 32 (as of March 25, 2022)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 25, 2022.

Addendum No. 33 (as of March 26, 2024)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 26, 2024. However, the amended provisions of Article 54 (Dividends) shall take effect from the dividend distribution for the fiscal year ending in 2024 (41st fiscal period).

Addendum No. 34 (as of March 26, 2025)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 26, 2025.

Addendum No. 35 (as of March 26, 2026)

Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 26, 2026.

Article 2. Interim Measures for Place and Method of Holding General Meeting and Proxy Voting

The amended provisions of Article 21 (Place of General Meeting) and Article 27 (Exercise of Voting Rights by Proxy) shall take effect from January 1, 2027.

Article 3. Interim Measures for Independent Directors

The amended provisions of Article 31 (Number of Directors), Article 32 (Appointment of Directors), Article 32-2 (Committee for Recommendation of Independent Director), Article 32-3 (Qualification of Director), Article 33 (Term of office of Directors), Article 45-2 (Matters Subject to Prior Approval of Majority of the Independent Directors), Article 47-3 (Audit Committee) (2) and Article 49-2 (Treatment for Independent Directors) shall take effect from July 23, 2026.